UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
      UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
      OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
             15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                            Commission File Number        000-21927
                                                     -----------------

                             NTC Capital I
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        (Exact name of registrant as specified in its charter)

                    c/o Northern Trust Corporation
   50 South LaSalle Street, Chicago, Illinois 60675  (312) 630-6000
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Floating Rate Capital Securities, Series A
    (previously designated       % Preferred Securities, Series A )
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       (Title of each class of securities covered by this Form)

                                 None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)     /X/            Rule 12h-3(b)(1)(i)     /X/
  Rule 12g-4(a)(1)(ii)    / /            Rule 12h-3(b)(1)(ii)    / /
  Rule 12g-4(a)(2)(i)     / /            Rule 12h-3(b)(2)(i)     / /
  Rule 12g-4(a)(2)(ii)    / /            Rule 12h-3(b)(2)(ii)    / /
                                         Rule 15d-6              / /

   Approximate number of holders of record as of the certification or notice date: 23
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

   Pursuant to the requirements of the Securities Exchange Act of 1934 NTC Capital I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 NTC Capital I

Date:   March 25, 1997           By: /s/ Duane S. Rocheleau
                                    ----------------------------------
                                      Duane S. Rocheleau, as
                                      Administrator Trustee